 Exhibit 99.1
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Contact:	Dan McCarthy, 610-774-5758 PPL Corporation Two North Ninth St. Allentown, PA 18101 Fax 610-774-5281

PPL Names New President of Domestic Delivery Company

ALLENTOWN, Pa. (March 27, 2007) -- PPL Corporation (NYSE: PPL) announced Tuesday (3/27) that David G. DeCampli has been named president of PPL Electric Utilities, its Pennsylvania electricity delivery company.
DeCampli, a 27-year industry veteran who has served as PPL Electric Utilities senior vice president of Transmission and Distribution Engineering and Operations since late 2006, replaces John Sipics, who retired earlier this year.
“Dave’s extensive hands-on electricity delivery operational experience, combined with his proven, excellent leadership skills make him a superb choice to lead PPL Electric Utilities and to serve as a key member of PPL Corporation’s executive team,” said William H. Spence, PPL’s executive vice president and chief operating officer.
In his current position, DeCampli, 49, has responsibility for the day-to-day operations of PPL Electric Utilities, including maintenance, repair and construction services, customer service, planning, engineering and transmission operations. PPL Electric Utilities provides electricity delivery services to 1.4 million customers in Pennsylvania.
DeCampli’s appointment is effective April 1. He will report to Spence, along with the presidents of PPL’s four other major subsidiaries.
Before coming to PPL, DeCampli served as vice president, Asset Investment Strategy and Development, for Exelon Energy Delivery in Chicago, where he was responsible for the company’s reliability and operational performance investment strategies and system capacity planning for both PECO Energy in Philadelphia and Commonwealth Edison in Chicago.
He started his career at PECO Energy as a project engineer and worked in a number of positions of increasing responsibility before being named director of Customer Service and Business Process Reengineering in 1992. He was named director-Transmission and Substations in 1995, director-Engineering and System Planning three years later, and vice president-Gas and Electric Operations in 1999.
Following PECO’s merger with Commonwealth Edison in 2000, he was named vice president-Merger Implementation & Operations Strategy. He was vice president-Distribution Operations for Commonwealth Edison for a year before being named vice president and chief integration officer for a restructuring of PECO and Commonwealth Edison in 2003.
DeCampli earned a bachelor’s degree in electrical engineering from Drexel University and a master’s in organizational dynamics from the University of Pennsylvania.

PPL Electric Utilities has consistently ranked among the best companies for customer service in the United States. PPL Corporation also controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in United States, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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